Exhibit 21.1

                           Subsidiaries of the Company


1. Touchstone Texas Properties, Inc.
2. Touchstone Louisiana, Inc.
3. Touchstone New Zealand, Inc.
4. Touchstone Oklahoma, LLC
5. PF Louisiana, LLC
6. Touchstone Resources USA, Inc.
7. PHT West Pleito, LLC
8. Touchstone Mississippi, LLC
9. CE Operating, LLC